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                                                                     EXHIBIT 3.4

                                AMENDMENT NO. 1
                                      to
                          AMENDED AND RESTATED BYLAWS
                                      of
                           DATA CRITICAL CORPORATION


     Section 2.3(b) of the Bylaws were amended by the Board of Directors by resolution approved June 14, 2000, to read as follows:

     "(b) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting given in accordance with Section 2.4. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be selected pursuant to such notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 2.5."